CERTIFICATE OF DESIGNATIONS
OF
7.25% NON-CUMULATIVE PERPETUAL
CONVERTIBLE PREFERRED STOCK, SERIES L
OF
BANK OF AMERICA CORPORATION

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

            Bank of America Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

1.         At meetings duly convened and held on December 11, 2007 and January 23, 2008, the Board of Directors of the Corporation (the "Board") duly adopted resolutions (a) authorizing the issuance and sale by the Corporation of one or more series of the Corporation's preferred stock, and (b) appointing a Special Committee (the "Committee") of the Board to act on behalf of the Board in establishing the number of authorized shares, the dividend rate and other powers, designations, preferences and rights of the preferred stock.

2.         Thereafter, on January 28, 2008, the Committee duly adopted the following resolution by written consent:

"RESOLVED, that the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Corporation's 7.25% Non-Cumulative Perpetual Convertible Preferred Stock, Series L, including those established by the Board and the number of authorized shares and dividend rate established hereby, are authorized and approved as set forth in the Certificate of Designations attached hereto as Exhibit A, which is incorporated herein and made a part of these resolutions by reference."

            IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its duly authorized officer this 28th day of January, 2008.

BANK OF AMERICA CORPORATION

/s/ TERESA M. BRENNER
Name:    Teresa M. Brenner
Title:     Associate General Counsel

EXHIBIT A

 CERTIFICATE OF DESIGNATIONS
OF
7.25% NON-CUMULATIVE PERPETUAL
CONVERTIBLE PREFERRED STOCK, SERIES L
OF
BANK OF AMERICA CORPORATION

Section 1.                Designation.  The designation of the series of preferred stock shall be "7.25% Non-Cumulative Perpetual Convertible Preferred Stock, Series L", $0.01 par value, with a liquidation preference of $1,000 per share (the "Series L Preferred Stock").  Each share of Series L Preferred Stock shall be identical in all respects to every other share of Series L Preferred Stock.  Series L Preferred Stock will rank equally with Parity Stock, if any, will rank senior to Junior Stock and will rank junior to Senior Stock, if any, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 2.                Number of Shares.  The number of authorized shares of Series L Preferred Stock shall be 6,900,000.  That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series L Preferred Stock then outstanding) by further resolution duly adopted by the Board, the Committee or any other duly authorized committee of the Board and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized.  The Corporation shall have the authority to issue fractional shares of Series L Preferred Stock.

Section 3.                Definitions.  As used herein with respect to Series L Preferred Stock:

"Applicable Conversion Price" at any given time means, for each share of Series L Preferred Stock, the price equal to $1,000 divided by the Applicable Conversion Rate in effect at such time.

"Applicable Conversion Rate" means the Conversion Rate in effect at any given time.

"Base Price" has the meaning set forth in Section 6(d)(i).

"Business Day" means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or required by law or regulation to close in New York, New York or in Charlotte, North Carolina.

"Closing Price" of the Common Stock on any determination date means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on the New York Stock Exchange on such date.  If the Common Stock is not

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 traded on the New York Stock Exchange on any determination date, the Closing Price of the Common Stock on such determination date means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or a similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

For purposes of this Certificate of Designations, all references herein to the "Closing Price" and "last reported sale price" of the Common Stock on the New York Stock Exchange shall be such closing sale price and last reported sale price as reflected on the website of the New York Stock Exchange (http://www.nyse.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the New York Stock Exchange and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the New York Stock Exchange will govern.

"Common Stock" means the common stock, $0.01 par value, of the Corporation.

"Conversion Agent" shall mean Computershare Trust Company, N.A. and Computershare Inc. collectively acting in their capacity as conversion agent for the Series L Preferred Stock, and their respective successors and assigns.

"Conversion Date" has the meaning set forth in Section 6(a)(v)(B).

"Conversion Rate" means for each share of Series L Preferred Stock, 20 shares of Common Stock, plus cash in lieu of fractional shares, subject to adjustment as set forth herein.

"Current Market Price" of the Common Stock on any day, means the average of the VWAP of the Common Stock over each of the ten consecutive Trading Days ending on the earlier of the day in question and the day before the Ex-Date or other specified date with respect to the issuance or distribution requiring such computation, appropriately adjusted to take into account the occurrence during such period of any event described in Section 7(a)(i) through (vi).

"Depository" means DTC or its nominee or any successor depository appointed by the Corporation.

"Dividend Payment Date" has the meaning set forth in Section 4(a) hereof.

"Dividend Period" has the meaning set forth in Section 4(a) hereof.

"Dividend Threshold Amount" has the meaning set forth in Section 7(a)(v).

"DTC" means The Depository Trust Company, together with its successors and assigns.

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"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Exchange Property" has the meaning set forth in Section 8(a).

"Ex-Date," when used with respect to any issuance or distribution, means the first date on which the Common Stock or other securities trade without the right to receive the issuance or distribution.

"Fundamental Change" has the meaning set forth in Section 6(d)(i).

"Holder" means the Person in whose name the shares of Series L Preferred Stock are registered, which may be treated by the Corporation, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the shares of Series L Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

"Junior Stock" means the Common Stock and any other class or series of capital stock of the Corporation over which Series L Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

"Make-Whole Acquisition" means the occurrence, prior to any Conversion Date, of one of the following:

(a)                a "person" or "group" within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form, or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of common equity of the Corporation representing more than 50% of the voting power of the Common Stock; or

(b)               consummation of the Corporation's consolidation or merger or similar transaction or any sale, lease, or other transfer in one transaction or a series of related transactions of all or substantially all of the Corporation's and the Corporation's subsidiaries' consolidated assets, taken as a whole, to any Person other than one of the Corporation's subsidiaries, in each case pursuant to which the Common Stock will be converted into cash, securities, or other property, other than pursuant to a transaction in which the persons that "beneficially owned" (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, voting shares immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving person immediately after the transaction;

provided, however that a Make-Whole Acquisition will not be deemed to have occurred if at least 90% of the consideration received by holders of the Common Stock in the transaction or transactions consists of shares of common stock or American Depositary Receipts in respect of common stock that are traded on a U.S. national securities exchange or securities exchange in the European Economic Area or that will be so traded when issued or exchanged in connection with a Make-Whole Acquisition.

"Make-Whole Acquisition Conversion" has the meaning set forth in Section 6(c)(i).

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"Make-Whole Acquisition Conversion Period" has the meaning set forth in Section 6(c)(i).

"Make-Whole Acquisition Effective Date" has the meaning set forth in Section 6(c)(i).

"Make-Whole Acquisition Stock Price" means the price paid per share of Common Stock in the event of a Make-Whole Acquisition.  If the holders of shares of Common Stock receive only cash in the Make-Whole Acquisition, the Make-Whole Acquisition Stock Price will be the cash amount paid per share of Common Stock.  Otherwise, the Make-Whole Acquisition Stock Price shall be the average of the Closing Price per share of Common Stock on the ten Trading Days up to, but not including, the Make-Whole Acquisition Effective Date.

"Make-Whole Shares" has the meaning set forth in Section 6(c)(i).

"Nonpayment" has the meaning set forth in Section 11(b)(i).

"Notice of Optional Conversion" has the meaning set forth in Section 6(b)(iii).

"Optional Conversion Date" has the meaning set forth in Section 6(b)(iii).

"Parity Stock" means (a) the Corporation's 7% Cumulative Redeemable Preferred Stock, Series B, (b) the Corporation's 6.204% Non-Cumulative Preferred Stock, Series D, (c) the Corporation's Floating Rate Non-Cumulative Preferred Stock, Series E, (d) the Corporation's Floating Rate Non-Cumulative Preferred Stock, Series F (if and when issued and outstanding), (e) the Corporation's Adjustable Rate Non-Cumulative Preferred Stock, Series G (if and when issued and outstanding), (f) the Corporation's 6.625% Non-Cumulative Preferred Stock, Series I, (g) the Corporation's 7.25% Non-Cumulative Preferred Stock, Series J, (h) the Corporation's Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K (if and when issued and outstanding) and (i) any other class or series of capital stock of the Corporation hereafter authorized that ranks on par with the Series L Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

"Person" means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

"Preferred Director" has the meaning set forth in Section 11(b)(i).

"Purchased Shares" has the meaning set forth in Section 7(a)(vi)

"Reference Price" means the price paid per share of Common Stock in the event of a Fundamental Change.  If the holders of shares of Common Stock receive only cash in the Fundamental Change, the Reference Price shall be the cash amount paid per share.  Otherwise, the Reference Price will be the average of the Closing Price per share of Common Stock on the ten Trading Days up to, but not including, the effective date of the Fundamental Change.

"Reorganization Event" has the meaning set forth in Section 8.

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"Registrar" means Computershare Trust Company, N.A. or its nominee or any successor or registrar appointed by the Corporation.

"Senior Stock" means any class or series of capital stock of the Corporation authorized which has preference or priority over the Series L Preferred Stock as to the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

"Series L Preferred Stock" has the meaning set forth in Section 1.

"spin-off" has the meaning set forth in Section 7(a)(iv).

"Trading Day" for purposes of determining the VWAP or Closing Price means a day on which the shares of Common Stock:

(a)                are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

(b)               have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

"Transfer Agent" means Computershare Trust Company, N.A. acting as Transfer Agent, Registrar, and Conversion Agent for the Series L Preferred Stock, and its successors and assigns.

"Voting Parity Securities" has the meaning set forth in Section 11(b)(i).

"VWAP" means, per share of the Common Stock on any Trading Day, the per share volume-weighted average price as displayed under the heading "Bloomberg VWAP" on Bloomberg page "BAC UN <equity> AQR" (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on the relevant Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of the Common Stock on such trading days determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with the Corporation) retained for this purpose by the Corporation).

Section 4.                Dividends.

(a)                Rate.  Holders of Series L Preferred Stock shall be entitled to receive, when, as and if declared by the Board or any duly authorized committee of the Board, but only out of assets legally available under Delaware law for payment, non-cumulative cash dividends on the liquidation preference of $1,000 per share of Series L Preferred Stock, and no more, payable quarterly in arrears on each January 30, April 30, July 30 and October 30 of each year, beginning on April 30, 2008; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, unless that day falls in the next calendar year, in which case payment of such dividend will occur on the immediately preceding Business Day (in either case, without any interest or other payment in respect of such delay) (each such day on which dividends are payable a "Dividend Payment Date").  The period from and including the date of issuance of the

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 Series L Preferred Stock or any Dividend Payment Date to but excluding the next Dividend Payment Date is a "Dividend Period".  Dividends on each share of Series L Preferred Stock will accrue on the liquidation preference of $1,000 per share at a rate per annum equal to 7.25%.  The record date for payment of dividends on the Series L Preferred Stock shall be the first day of the calendar month in which the relevant Dividend Payment Date falls.  The amount of dividends payable shall be computed on the basis of a 360-day year of twelve 30-day months.  Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward.  Dividends on the Series L Preferred Stock will cease to accrue after conversion, as described below.  If the Corporation issues additional shares of the Series L Preferred Stock, dividends on those additional shares will accrue from the preceding scheduled Dividend Payment Date at the dividend rate.

(b)               Non-Cumulative Dividends.  Dividends on shares of Series L Preferred Stock shall be non-cumulative.  Accordingly, if for any reason the Board or a duly authorized committee of the Board does not declare a dividend on the Series L Preferred Stock for a Dividend Period prior to the related Dividend Payment Date, that dividend will not accrue, and the Corporation will have no obligation to pay a dividend for that Dividend Period on the Dividend Payment Date or at any time in the future, whether or not the Board or a duly authorized committee of the Board declares a dividend on the Series L Preferred Stock or any other series of the Corporation's preferred stock or Common Stock for any future Dividend Period.

(c)                Dividend Stopper.  So long as any share of Series L Preferred Stock remains outstanding, (i) no dividend shall be declared and paid or set aside for payment and no distribution shall be declared and made or set aside for payment on any Junior Stock (other than a dividend payable solely in shares of Junior Stock), (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such Junior Stock by the Corporation and (iii) no shares of Parity Stock will be repurchased, redeemed, or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series L Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, during a Dividend Period, unless, in each case, the full dividends for the then-current Dividend Period on all outstanding shares of Series L Preferred Stock have been declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside.  The foregoing limitations do not apply to purchases or acquisitions of the Corporation's Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreements) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted.  Subject to the succeeding sentence, for so long as any shares of Series L Preferred Stock remain outstanding, no dividends shall be declared or paid or set aside for payment on any Parity Stock for any period unless full dividends on all outstanding shares of Series L Preferred Stock for the then-current Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside.  To the extent the Corporation declares dividends on the Series L Preferred Stock and on any Parity Stock but does

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 not make full payment of such declared dividends, the Corporation will allocate the dividend payments on a pro rata basis among the holders of the shares of Series L Preferred Stock and the holders of any Parity Stock then outstanding.  For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation will allocate dividend payments based on the ratio between the then-current dividend payments due on the shares of Series L Preferred Stock and the aggregate of the current and accrued dividends due on the outstanding Parity Stock.  The Corporation is not obligated to and will not pay Holders of the Series L Preferred Stock any interest or sum of money in lieu of interest on any dividend not paid on a Dividend Payment Date.  The Corporation is not obligated to and will not pay Holders of the Series L Preferred Stock any dividend in excess of the dividends on the Series L Preferred Stock that are payable as described herein.  Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board or any duly authorized committee of the Board may be declared and paid on any Junior Stock from time to time out of any assets legally available therefor, and the shares of Series L Preferred Stock shall not be entitled to participate in any such dividend.

Section 5.                Right to Convert.  Each Holder shall have the right, at such Holder's option, at any time, to convert all or any portion of such Holder's Series L Preferred Stock into shares of Common Stock at the Applicable Conversion Rate (subject to the conversion procedures set forth in Section 6 herein) plus cash in lieu of fractional shares.

Section 6.                Conversion.

(a)                Conversion Procedures.

(i)                  Effective immediately prior to the close of business on the Optional Conversion Date or any applicable Conversion Date, dividends shall no longer be declared on any converted shares of Series L Preferred Stock and such shares of Series L Preferred Stock shall cease to be outstanding, in each case, subject to the right of Holders to receive any declared and unpaid dividends on such shares and any other payments to which they are otherwise entitled pursuant to Section 5, Section 6(b), Section 6(c), Section 6(d), Section 8 or Section 12 hereof, as applicable.

(ii)                Prior to the close of business on the Optional Conversion Date or any applicable Conversion Date, shares of Common Stock issuable upon conversion of, or other securities issuable upon conversion of, any shares of Series L Preferred Stock shall not be deemed outstanding for any purpose, and Holders shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding shares of Series L Preferred Stock.

(iii)               Shares of Series L Preferred Stock duly converted in accordance with the terms hereof, or otherwise reacquired by the Corporation, will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance.  The Corporation may from time-to-time take such appropriate action as may be necessary to reduce the authorized number of shares of Series L Preferred Stock.

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(iv)              The Person or Persons entitled to receive the Common Stock and/or securities issuable upon conversion of Series L Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the Optional Conversion Date or any applicable Conversion Date.  In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series L Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation or, in the case of global certificates, through book-entry transfer through the Depository.

(v)                Conversion into shares of Common Stock will occur on the Optional Conversion Date or any applicable Conversion Date as follows:

(A)              On the Optional Conversion Date, certificates representing shares of Common Stock shall be issued and delivered to Holders or their designee upon presentation and surrender of the certificate evidencing the Series L Preferred Stock to the Conversion Agent if shares of the Series L Preferred Stock are held in certificated form, and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes.  If a Holder's interest is a beneficial interest in a global certificate representing Series L Preferred Stock, a book-entry transfer through the Depository will be made by the Conversion Agent upon compliance with the Depository's procedures for converting a beneficial interest in a global security.

(B)              On the date of any conversion at the option of Holders pursuant to Section 5, Section 6(b), Section 6(c) or Section 6(d), if a Holder's interest is in certificated form, a Holder must do each of the following in order to convert:

(1)               complete and manually sign the conversion notice provided by the Conversion Agent, or a facsimile of the conversion notice, and deliver this irrevocable notice to the Conversion Agent;

(2)               surrender the shares of Series L Preferred Stock to the Conversion Agent;

(3)               if required, furnish appropriate endorsements and transfer documents;

(4)               if required, pay all transfer or similar taxes; and

(5)               if required, pay funds equal to any declared and unpaid dividend payable on the next Dividend Payment Date to which such Holder is entitled.

If a Holder's interest is a beneficial interest in a global certificate representing Series L Preferred Stock, in order to convert a Holder must comply with paragraphs (3) through (5) listed above and comply with the Depository's procedures for converting a beneficial interest in a global security.

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The date on which a Holder complies with the procedures in this clause (v) is the "Conversion Date."

(C)              The Conversion Agent shall, on a Holder's behalf, convert the Series L Preferred Stock into shares of Common Stock, in accordance with the terms of the notice delivered by such Holder described in clause (B) above.  If the Conversion Date is prior to the record date relating to any declared dividend for the Dividend Period in which a Holder elects to convert, the Holder will not receive any declared dividends for that Dividend Period.  If the Conversion Date is after the record date relating to any declared dividend and prior to the Dividend Payment Date, the Holder will receive that dividend on the relevant Dividend Payment Date if the Holder was the holder of record on the record date for that dividend.  However, if the Conversion Date is after the record date and prior to the Dividend Payment Date, whether or not the Holder was the holder of record on the record date, the Holder must pay to the Conversion Agent when it converts its shares of Series L Preferred Stock an amount in cash equal to the full dividend actually paid on the Dividend Payment Date for the then-current Dividend Period on the shares of Series L Preferred Stock being converted, unless the Holder's shares of Series L Preferred Stock are being converted as a result of a conversion pursuant to Section 6(b), Section 6(c) or Section 6(d).

(b)               Conversion at the Corporation's Option.

(i)                  On or after January 30, 2013, the Corporation may, at its option, at any time or from time to time, cause some or all of the Series L Preferred Stock to be converted into shares of Common Stock at the then-Applicable Conversion Rate if, for 20 Trading Days during any period of 30 consecutive Trading Days the Closing Price of the Common Stock exceeds 130% of the then-Applicable Conversion Price of the Series L Preferred Stock.  If the Corporation exercises its optional conversion right on January 30, 2013, it will still pay any dividend payable (in accordance with Section 4) on January 30, 2013 to the applicable Holders of record.  The Corporation will provide notice of its optional conversion within five Trading Days of the end of the 30 consecutive Trading Day period.

(ii)                If the Corporation elects to cause less than all of the Series L Preferred Stock to be converted under clause (i) above, the Conversion Agent will select the Series L Preferred Stock to be converted by lot, or on a pro rata basis or by another method the Conversion Agent considers fair and appropriate, including any method required by DTC or any successor depository (so long as such method is not prohibited by the rules of any stock exchange or quotation association on which the Series L Preferred Stock is then traded or quoted).  If the Conversion Agent selects a portion of a Holder's Series L Preferred Stock for partial conversion at the Corporation's option and such Holder converts a portion of its shares of Series L Preferred Stock, the converted portion will be deemed to be from the portion selected for conversion at the Corporation's option under this Section 6(b).

(iii)               If the Corporation exercises the optional conversion right described in this Section 6(b), the Corporation shall provide notice of such conversion by first class mail to each Holder of record for the shares of Series L Preferred Stock to be converted (such notice a "Notice of Optional Conversion") or issue a press release for publication and make this information available on its website.  The Conversion Date shall be a date selected by the Corporation (the

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"Optional Conversion Date"), and the Notice of Optional Conversion must be mailed, or the Corporation must issue the press release, not more than 20 days prior to the Optional Conversion Date.  In addition to any information required by applicable law or regulation, the Notice of Optional Conversion or press release shall state, as appropriate:

(A)              the Optional Conversion Date;

(B)              the aggregate number of shares of Series L Preferred Stock to be converted and, if less than all of the shares of Series L Preferred Stock are to be converted, the percentage of shares of Series L Preferred Stock to be converted; and

(C)              the number of shares of Common Stock to be issued upon conversion of each share of Series L Preferred Stock.

(c)                Conversion Upon Make-Whole Acquisition.

(i)                  In the event of a Make-Whole Acquisition, each Holder shall have the option to convert its shares of Series L Preferred Stock (a "Make-Whole Acquisition Conversion") during the period (the "Make-Whole Acquisition Conversion Period") beginning on the effective date of the Make-Whole Acquisition (the "Make-Whole Acquisition Effective Date") and ending on the date that is 30 days after the Make-Whole Acquisition Effective Date and receive an additional number of shares of Common Stock (the "Make-Whole Shares") as set forth in clause (ii) below.

(ii)                The number of Make-Whole Shares per share of Series L Preferred Stock shall be determined by reference to the table below for the applicable Make-Whole Acquisition Effective Date and the applicable Make-Whole Acquisition Stock Price:

Effective Date	$40.00	$41.00	$42.00	$44.00	$47.00	$50.00	$60.00	$80.00	$110.00	$150.00	$200.00
1/24/2008........	5.0000	4.7993	4.6190	4.2023	3.6851	3.2540	2.1450	1.0450	0.5164	0.2765	0.1468
1/30/2009........	5.0000	4.7512	4.4643	4.1386	3.5702	3.1760	2.0317	0.9563	0.4682	0.2480	0.1285
1/30/2010........	5.0000	4.6439	4.2929	3.9886	3.3830	2.9300	1.7617	0.6462	0.2287	0.1033	0.0390
1/30/2011........	5.0000	4.6049	4.2429	3.9250	3.3170	2.8040	1.5650	0.5300	0.1964	0.1067	0.0500
1/30/2012........	5.0000	4.5780	4.2405	3.8386	3.2596	2.5840	1.2667	0.2313	0.0755	0.0429	0.0206
1/30/2013........	5.0000	4.5366	4.2214	3.7932	3.1660	2.5260	1.0217	0.0000	0.0000	0.0000	0.0000
Thereafter......	5.0000	4.5366	4.2214	3.7932	3.1660	2.5260	1.0217	0.0000	0.0000	0.0000	0.0000

(A)              The exact Make-Whole Acquisition Stock Prices and Make-Whole Acquisition Effective Dates may not be set forth in the table, in which case:

(1)               if the Make-Whole Acquisition Stock Price is between two Make-Whole Acquisition Stock Price amounts in the table or the Make-Whole Acquisition Effective Date is between two dates in the table, the number of Make-Whole Shares will be determined by straight-line interpolation between the number of Make-Whole Shares set forth for the higher and lower Make-Whole Acquisition Stock Price amounts and the two Make-Whole Acquisition Effective Dates, as applicable, based on a 365-day year;

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(2)               if the Make-Whole Acquisition Stock Price is in excess of $200.00 per share (subject to adjustment pursuant to Section 7 hereof), no Make-Whole Shares will be issued upon conversion of the Series L Preferred Stock; and

(3)               if the Make-Whole Acquisition Stock Price is less than $40.00 per share (subject to adjustment pursuant to Section 7 hereof), no Make-Whole Shares will be issued upon conversion of the Series L Preferred Stock.

(B)              The Make-Whole Acquisition Stock Prices set forth in the table above are subject to adjustment pursuant to Section 7 hereof and shall be adjusted as of any date the Conversion Rate is adjusted.  The adjusted Make-Whole Acquisition Stock Prices will equal the Make-Whole Acquisition Stock Prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Make-Whole Acquisition Stock Prices adjustment and the denominator of which is the Conversion Rate as so adjusted.  Each of the number of Make-Whole Shares in the table shall also be subject to adjustment in the same manner as the Conversion Rate pursuant to Section 7.

(iii)               On or before the twentieth day prior to the date the Corporation anticipates being the effective date for the Make-Whole Acquisition, a written notice shall be sent by or on behalf of the Corporation, by first-class mail, postage prepaid, to the Holders as they appear in the records of the Corporation.  Such notice shall contain:

(A)              the anticipated effective date of the Make-Whole Acquisition; and

(B)              the date, which shall be 30 days after the anticipated Make-Whole Acquisition Effective Date, by which a Make-Whole Acquisition Conversion must be exercised.

(iv)              On the Make-Whole Acquisition Effective Date, another written notice shall be sent by or on behalf of the Corporation, by first-class mail, postage prepaid, to the Holders as they appear in the records of the Corporation.  Such notice shall contain:

(A)              the date that shall be 30 days after the Make-Whole Acquisition Effective Date;

(B)              the number of Make-Whole Shares;

(C)              the amount of cash, securities and other consideration receivable by a Holder of Series L Preferred Stock upon conversion; and

(D)              the instructions a Holder must follow to exercise its conversion option in connection with such Make-Whole Acquisition.

(v)                To exercise a Make-Whole Acquisition Conversion option, a Holder must, no later than 5:00 p.m., New York City time on or before the date by which the Make-Whole Acquisition Conversion option must be exercised as specified in the notice delivered under clause (iv) above, comply with the procedures set forth in Section 6(a)(v)(B).

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(vi)              If a Holder does not elect to exercise the Make-Whole Acquisition Conversion option pursuant to this Section 6(c), the shares of Series L Preferred Stock or successor security held by it will remain outstanding, and the Holder will not be eligible to receive Make-Whole Shares.

(vii)             Upon a Make-Whole Acquisition Conversion, the Conversion Agent shall, except as otherwise provided in the instructions provided by the Holder thereof in the written notice provided to the Corporation or its successor as set forth in Section 6(a)(iv) above, deliver to the Holder such cash, securities or other property as are issuable with respect to Make-Whole Shares in the Make-Whole Acquisition.

(viii)           In the event that a Make-Whole Acquisition Conversion is effected with respect to shares of Series L Preferred Stock or a successor security representing less than all the shares of Series L Preferred Stock or a successor security held by a Holder, upon such Make-Whole Acquisition Conversion the Corporation or its successor shall execute and the Conversion Agent shall, unless otherwise instructed in writing, countersign and deliver to the Holder thereof, at the expense of the Corporation or its successors, a certificate evidencing the shares of Series L Preferred Stock or such successor security held by the Holder as to which a Make-Whole Acquisition Conversion was not effected.

(a)                Conversion Upon Fundamental Change.

(i)                  In lieu of receiving the Make-Whole Shares, if the Reference Price in connection with a Make-Whole Acquisition is less than the Applicable Conversion Price (a "Fundamental Change"), a Holder may elect to convert each share of Series L Preferred Stock during the period beginning on the effective date of the Fundamental Change and ending on the date that is 30 days after the effective date of such Fundamental Change at an adjusted conversion price equal to the greater of (1) the Reference Price and (2) $19.95, subject to adjustment as described in clause (ii) below (the "Base Price").  If the Reference Price is less than the Base Price, Holders will receive a maximum of 50.1253 shares of Common Stock per share of Series L Preferred Stock converted, subject to adjustment as described in clause (ii) below.

(ii)                The Base Price shall be adjusted as of any date the Conversion Rate of the Series L Preferred Stock is adjusted pursuant to Section 7.  The adjusted Base Price shall equal the Base Price applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Conversion Rate adjustment and the denominator of which is the Conversion Rate as so adjusted.

(iii)               In lieu of issuing Common Stock upon conversion in the event of a Fundamental Change, the Corporation may at its option, and if it obtains Federal Reserve Board approval, pay an amount in cash (computed to the nearest cent) equal to the Reference Price for each share of Common Stock otherwise issuable upon conversion.

(iv)              On or before the twentieth day prior to the date the Corporation anticipates being the effective date for the Fundamental Change, a written notice shall be sent by or on

                                                                                          12

 behalf of the Corporation, by first-class mail, postage prepaid, to the Holders as they appear in the records of the Corporation.  Such notice shall contain:

(A)              the anticipated effective date of the Fundamental Change; and

(B)              the date, which shall be 30 days after the anticipated effective date of a Fundamental Change, by which a Fundamental Change conversion must be exercised.

(v)                On the effective date of a Fundamental Change, another written notice shall be sent by or on behalf of the Corporation, by first-class mail, postage prepaid, to the Holders as they appear in the records of the Corporation.  Such notice shall contain:

(A)              the date that shall be 30 days after the effective date of the Fundamental Change;

(B)              the adjusted conversion price following the Fundamental Change;

(C)              the amount of cash, securities and other consideration received by a Holder of Series L Preferred Stock upon conversion; and

(D)              the instructions a Holder must follow to exercise its conversion option in connection with such Fundamental Change.

(vi)              To exercise its conversion option upon a Fundamental Change, a Holder must, no later than 5:00 p.m., New York City time on or before the date by which the conversion option upon the Fundamental Change must be exercised as specified in the notice delivered under clause (v) above, comply with the procedures set forth in Section 6(a)(v)(B) and indicate that it is exercising the Fundamental Change conversion option.

(vii)             If a Holder does not elect to exercise its conversion option upon a Fundamental Change pursuant to this Section 6(d), the Holder will not be eligible to convert such Holder's shares at the Base Price and such Holder's shares of Series L Preferred Stock or successor security held by it will remain outstanding.

(viii)           Upon a conversion upon a Fundamental Change, the Conversion Agent shall, except as otherwise provided in the instructions provided by the Holder thereof in the written notice provided to the Corporation or its successor as set forth in Section 6(a)(iv) above, deliver to the Holder such cash, securities or other property as are issuable with respect to the adjusted conversion price following the Fundamental Change.

(ix)              In the event that a conversion upon a Fundamental Change is effected with respect to shares of Series L Preferred Stock or a successor security representing less than all the shares of Series L Preferred Stock or a successor security held by a Holder, upon such conversion the Corporation or its successor shall execute and the Conversion Agent shall, unless otherwise instructed in writing, countersign and deliver to the Holder thereof, at the expense of the Corporation, a certificate evidencing the shares of Series L Preferred Stock or such successor security held by the Holder as to which a conversion upon a Fundamental Change was not effected.

Section 7.                Anti-Dilution Adjustments.

(a)                The Conversion Rate shall be subject to the following adjustments.

(i)                  Stock Dividend Distributions.  If the Corporation pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Rate in effect immediately following the record date for such dividend or distribution will be multiplied by the following fraction:

Where,

OS0 = the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution.

OS1 = the sum of the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend.

Notwithstanding the foregoing, no adjustment will be made for the issuance of the Common Stock as a dividend or distribution to all holders of Common Stock that is made in lieu of quarterly dividends or distributions to such holders, to the extent such dividend or distribution does not exceed the dividend threshold amount defined in clause (v) below.  For purposes of this paragraph, the amount of any dividend or distribution will equal the number of shares being issued multiplied by the average VWAP of the Common Stock over each of the five consecutive Trading Days prior to the record date for such distribution.

(ii)                Subdivisions, Splits, and Combination of the Common Stock.  If the Corporation subdivides, splits, or combines the shares of Common Stock, then the Conversion Rate in effect immediately following the effective date of such share subdivision, split, or combination will be multiplied by the following fraction:

Where,

OS0 = the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split, or combination.

OS1 = the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split, or combination.

(iii)               Issuance of Stock Purchase Rights.  If the Corporation issues to all holders of the shares of Common Stock rights or warrants (other than rights or warrants issued

                                                                                         14

 pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 60 days from the date of issuance of such rights or warrants, to subscribe for or purchase the shares of Common Stock (or securities convertible into shares of Common Stock) at less than (or having a conversion price per share less than) the Current Market Price on the date fixed for the determination of stockholders entitled to receive such rights or warrants, then the Conversion Rate in effect immediately following the close of business on the record date for such distribution will be multiplied by the following fraction:

Where,

OS0 = the number of shares of Common Stock outstanding at the close of business on the record date for such distribution.

X = the total number of shares of Common Stock issuable pursuant to such rights or warrants (or upon conversion of such securities).

Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants (or the conversion price for such securities) divided by the Current Market Price.

To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Rate shall be readjusted to such Conversion Rate that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered.  In determining the aggregate offering price payable for such shares of Common Stock, the Conversion Agent will take into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by the Board).

(iv)              Debt or Asset Distributions.  If the Corporation distributes to all holders of shares of Common Stock evidences of indebtedness, shares of capital stock (other than Common Stock), securities, or other assets (excluding any dividend or distribution referred to in clauses (i) or (ii) above, any rights or warrants referred to in clause (iii) above, any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described below), then the Conversion Rate in effect immediately following the close of business on the record date for such distribution will be multiplied by the following fraction:

                                                                                       15

Where,

SP0 = the Current Market Price per share of Common Stock on the Ex-Date.

FMV = the fair market value of the portion of the distribution applicable to one share of Common Stock on the date immediately preceding the Ex-Date as determined by the Board.

In a spin-off, where the Corporation makes a distribution to all holders of shares of Common Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit, the Conversion Rate will be adjusted on the fifteenth Trading Day after the effective date of the distribution by multiplying such Conversion Rate in effect immediately prior to such fifteenth Trading Day by the following fraction:

Where,

MP0 = the average of the VWAP of the Common Stock over each of the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution.

MPs = the average of the VWAP of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock over each of the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board.

(v)                Cash Distributions.  If the Corporation makes a distribution consisting exclusively of cash to all holders of the Common Stock, excluding (a) any cash dividend on the Common Stock to the extent that the aggregate cash dividend per share of the Common Stock does not exceed $0.64 in any fiscal quarter (the "Dividend Threshold Amount"), (b) any cash that is distributed in a Reorganization Event or as part of a spin-off referred to in clause (iv) above, (c) any dividend or distribution, in connection with the Corporation's liquidation, dissolution, or winding up, and (d) any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, then in each event, the Conversion Rate in effect immediately following the record date for such distribution will be multiplied by the following fraction:

Where,

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SP0 = the VWAP per share of Common Stock on the Trading Day immediately preceding the Ex-Date.

DIV = the cash amount per share of Common Stock of the dividend or distribution, as determined pursuant to the following paragraph.

If an adjustment is required to be made as set forth in this clause as a result of a distribution (1) that is a regularly scheduled quarterly dividend, such adjustment would be based on the amount by which such dividend exceeds the Dividend Threshold Amount or (2) that is not a regularly scheduled quarterly dividend, such adjustment would be based on the full amount of such distribution.

The Dividend Threshold Amount is subject to adjustment on an inversely proportional basis whenever the Conversion Rate is adjusted; provided that no adjustment will be made to the Dividend Threshold Amount for any adjustment made to the Conversion Rate pursuant to this clause (v).

(vi)              Self-Tender Offers and Exchange Offers.  If the Corporation or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the VWAP per share of the Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer, then the Conversion Rate in effect at the close of business on such immediately succeeding Trading Day will be multiplied by the following fraction:

Where,

SP0 = the VWAP per share of Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer.

OS0 = the number of shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn (the "Purchased Shares").

OS1= the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer, less any Purchased Shares.

AC = the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by the Board.

In the event that the Corporation, or one of its subsidiaries, is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation, or such subsidiary, is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted

                                                                                       17

 to be such Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made.

(vii)             Rights Plans.  To the extent that the Corporation has a rights plan in effect with respect to the Common Stock on any Conversion Date, upon conversion of any shares of the Series L Preferred Stock, Holders will receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to such Conversion Date, the rights have separated from the shares of Common Stock, in which case the Conversion Rate will be adjusted at the time of separation as if the Corporation had made a distribution to all holders of the Common Stock as described in clause (iv) above, subject to readjustment in the event of the expiration, termination, or redemption of such rights.

(b)               The Corporation may make such increases in the Conversion Rate, in addition to any other increases required by this Section 7, if the Corporation deems it advisable in order to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of shares of Common Stock (or issuance of rights or warrants to acquire shares of Common Stock) or from any event treated as such for income tax purposes or for any other reason.

(c)                (i) All adjustments to the Conversion Rate shall be calculated to the nearest 1/10,000th of a share of Common Stock.  No adjustment in the Conversion Rate will be made unless such adjustment would require an increase or decrease of at least one percent therein; provided, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further that on the Optional Conversion Date, the Make-Whole Acquisition Effective Date or the effective date of a Fundamental Change, adjustments to the Conversion Rate will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

(ii)                No adjustment to the Conversion Rate shall be made if Holders may participate in the transaction that would otherwise give rise to an adjustment, as a result of holding the Series L Preferred Stock, without having to convert the Series L Preferred Stock, as if they held the full number of shares of Common Stock into which their shares of the Series L Preferred Stock may then be converted.

(iii)               The Applicable Conversion Rate will not be adjusted:

(A)              upon the issuance of any shares of the Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation's securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(B)              upon the issuance of any shares of the Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director, or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries;

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(C)              upon the issuance of any shares of the Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the shares of the Series L Preferred Stock were first issued;

(D)              for a change in the par value or no par value of the Common Stock; or

(E)               for accrued and unpaid dividends on the Series L Preferred Stock.

(d)               Whenever the Conversion Rate is to be adjusted in accordance with Section 7(a) or Section 7(b), the Corporation shall: (i) compute the Conversion Rate in accordance with Section 7(a) or Section 7(b), taking into account the one percent threshold set forth in Section 7(c) hereof, and prepare and transmit to the Transfer Agent an officer's certificate setting forth the Conversion Rate, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Rate pursuant to Section 7(a) or Section 7(b), taking into account the one percent threshold set forth in Section 7(c) hereof (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Rate in accordance with Section 7(a) or Section 7(b) hereof, provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Rate was determined and setting forth the revised Conversion Rate.

Section 8.                Reorganization Events.

(a)                In the event of:

(i)                  the Corporation's consolidation or merger with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities, or other property of the Corporation or another Person;

(ii)                any sale, transfer, lease, or conveyance to another Person of all or substantially all of the Corporation's property and assets, in each case pursuant to which the Common Stock will be converted into cash, securities, or other property; or

(iii)               any statutory exchange of the Corporation's securities with another Person (other than in connection with a merger or acquisition);

(any such event specified in this Section 8(a), a "Reorganization Event"); each share of Series L Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of Holders, become convertible into the kind of securities, cash, and other property receivable in such Reorganization Event by a holder of the shares of Common Stock that was not the counterparty to the Reorganization Event or an affiliate of such other party (such securities, cash, and other property, the "Exchange Property").

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(b)               In the event that holders of the shares of the Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive will be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of the Common Stock that affirmatively make an election (or of all such holders if none make an election).  On each Conversion Date following a Reorganization Event, the Conversion Rate then in effect will be applied to the value on such Conversion Date of the securities, cash, or other property received per share of Common Stock, determined as set forth above.  The amount of Exchange Property receivable upon conversion of any Series L Preferred Stock in accordance with Section 5, Section 6(b), Section 6(c) or Section 6(d) hereof shall be determined based upon the then Applicable Conversion Rate.

(c)                The above provisions of this Section 8 shall similarly apply to successive Reorganization Events and the provisions of Section 7 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(d)               The Corporation (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property.  Failure to deliver such notice shall not affect the operation of this Section 8.

Section 9.                Liquidation Rights.

(a)                Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series L Preferred Stock shall be entitled, out of assets legally available for distribution to stockholders before any distribution of the assets of the Corporation may be made to the Holders of any Junior Stock to receive in full a liquidating distribution in the amount of the liquidation preference of $1,000 per share, plus any dividends which have been declared but not yet paid, without accumulation of any undeclared dividends, to the date of liquidation.  After payment of this liquidating distribution, the holders of Series L Preferred Stock will not be entitled to any further participation in any distribution of the Corporation's assets in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.  Distributions will be made only to the extent of the Corporation's assets remaining available after satisfaction of all liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Series L Preferred Stock and pro rata as to the Series L Preferred Stock and any other shares of the Corporation's stock ranking equally as to such distribution.

(b)               Partial Payment.  If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any dividends which have been declared but not yet paid to all holders of Series L Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series L Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences, plus any dividends which have been declared but not yet paid, of Series L Preferred Stock and all such Parity Stock.

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(c)                Residual Distributions.  If the liquidation preference plus any dividends which have been declared but not yet paid has been paid in full to all holders of Series L Preferred Stock and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d)               Merger, Consolidation and Sale of Assets Not Liquidation.  For purposes of this Section 9, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or business of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section 10.            Redemption.

The Series L Preferred Stock shall not be redeemable either at the Corporation's option or at the option of the Holders at any time.

Section 11.            Voting Rights.

(a)                General.  The holders of Series L Preferred Stock shall not be entitled to vote on any matter except as set forth in Section 11(b) below or as required by Delaware law.

(b)               Special Voting Right.

(i)                 Voting Right.  If and whenever dividends on the Series L Preferred Stock or any other class or series of preferred stock ranking equally with Series L Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted by this Section 11 have been conferred ("Voting Parity Securities") and are exercisable, have not been declared and paid for the equivalent of at least six or more quarterly Dividend Periods (whether consecutive or not (a "Nonpayment")), the number of directors constituting the Board shall be increased by two, and the Holders of the outstanding shares of Series L Preferred Stock voting as a class with holders of any series of the Corporation's preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist, shall have the right, voting separately as a single class without regard to series, with voting rights allocated pro rata based on liquidation preference, to the exclusion of the holders of Common Stock, to elect two directors of the Corporation to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the election of such directors must not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Corporation's securities may be listed) that listed companies must have a majority of independent directors and provided further that the Board shall at no time include more than two such directors.  Each such director elected by the holders of shares of Series L Preferred Stock and any Voting Parity Securities is a "Preferred Director."  Any Preferred Director elected by the holders of the Series L Preferred Stock and any Parity Stock

                                                                                      21

 may only be removed by the vote of the holders of record of the outstanding Series L Preferred Stock and any such Parity Stock, voting together as a single and separate class, at a meeting of the Corporation's stockholders called for that purpose.  Any vacancy created by the removal of any Preferred Director may be filled only by the vote of the holders of the outstanding Series L Preferred Stock and any such Parity Stock, voting together as a single and separate class.

Notwithstanding the foregoing, without the consent of the Holders, so long as such action does not adversely affect the interests of the Holders, the Corporation may amend, alter, supplement, or repeal any terms of the Series L Preferred Stock for the following purposes:

(1)               to cure any ambiguity, or to cure, correct, or supplement any provision contained in this Certificate of Designations that may be ambiguous, defective, or inconsistent; or

(2)               to make any provision with respect to matters or questions relating to the Series L Preferred Stock that is not inconsistent with the provisions of this Certificate of Designations.

(ii)               Election.  The election of the Preferred Directors will take place at any annual meeting of stockholders or any special meeting of the Holders Series L Preferred Stock and any Voting Parity Securities with exercisable voting rights, called as provided herein.  At any time after the special voting right has vested pursuant to Section 11(b)(i) above, the secretary of the Corporation may, and upon the written request of any Holder of Series L Preferred Stock (addressed to the secretary at the Corporation's principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series L Preferred Stock and any Voting Parity Securities with exercisable voting rights, for the election of the two directors to be elected by them as provided in Section 11(b)(iii) below.  The Preferred Directors shall each be entitled to one vote per director on any matter.

(iii)             Notice of Special Meeting.  Notice for a special meeting will be given in a similar manner to that provided in the Corporation's by-laws for a special meeting of the stockholders.  If the secretary of the Corporation does not call a special meeting within 20 days after receipt of any such request, then any Holder of Series L Preferred Stock may (at our expense) call such meeting, upon notice as provided in this Section 11(b)(iii), and for that purpose will have access to the stock register of the Corporation.  The Preferred Directors elected at any such special meeting will hold office until the next annual meeting of our stockholders unless they have been previously terminated or removed pursuant to Section 11(b)(iv).  In case any vacancy in the office of a Preferred Director occurs (other than prior to the initial election of the Preferred Directors), the vacancy may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by the vote of the Holders of the Series L Preferred Stock (voting together on a single and separate class with holders of any Voting Parity Securities, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of the stockholders.

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(iv)             Termination; Removal.  The voting rights described above will terminate, except as provided by law, upon the earlier of (A) the conversion of all of the Series L Preferred Stock or (B) the payment of full dividends on the Series L Preferred Stock and any other series of the Corporation's preferred stock, if any, for the equivalent of at least four quarterly Dividend Periods (but subject to revesting in the case of any similar non-payment of dividends in respect of future Dividend Periods) following a Nonpayment on the Series L Preferred Stock and any other series of the Corporation's preferred stock.  Upon termination of the special voting right described above, the terms of office of the Preferred Directors will immediately terminate, and the number of directors constituting the Board will be reduced accordingly.  Any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series L Preferred Stock (voting together as a single and separate class with holders of any Voting Parity Securities, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist).

Section 12.            Fractional Shares.

(a)                No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series L Preferred Stock.

(b)               In lieu of any fractional share of Common Stock otherwise issuable in respect of any conversion at the Corporation's option pursuant to Section 5 hereof or any conversion at the option of the Holder pursuant to Section 6(b), Section 6(c) or Section 6(d) hereof, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the effective date of conversion.

(c)                If more than one share of the Series L Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series L Preferred Stock so surrendered.

Section 13.            Reservation of Common Stock.

(a)                The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares held in the treasury by the Corporation, solely for issuance upon the conversion of shares of Series L Preferred Stock as provided in this Certificate of Designations, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series L Preferred Stock then outstanding, at the Applicable Conversion Price subject to adjustment as described under Section 7.  For purposes of this Section 13(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series L Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b)               Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Series L Preferred Stock, as herein provided, shares of Common

                                                                                  23

 Stock acquired by the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c)                All shares of Common Stock delivered upon conversion of the Series L Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(d)               Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series L Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(e)                The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on the New York Stock Exchange or any other national securities exchange or automated quotation system, the Corporation will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all the Common Stock issuable upon conversion of the Series L Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Corporation to defer the listing of such Common Stock until the first conversion of Series L Preferred Stock into Common Stock in accordance with the provisions hereof, the Corporation covenants to list such Common Stock issuable upon conversion of the Series L Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

Section 14.            Preemption.  The Holders of Series L Preferred Stock shall not have any rights of preemption.

Section 15.            Rank.  Notwithstanding anything set forth in the Corporation's Amended and Restated Certificate of Incorporation or this Certificate of Designations to the contrary, the Board, the Committee or any authorized committee of the Board, without the vote of the Holders of the Series L Preferred Stock, may authorize and issue additional shares of Junior Stock, Parity Stock or any class or series of Senior Stock or any other securities ranking senior to the Series L Preferred Stock as to dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 16.            Repurchase.  Subject to the limitations imposed herein, the Corporation may purchase and sell shares of Series L Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board or any duly authorized committee of the Board may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

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Section 17.            Unissued or Reacquired Shares.  Shares of Series L Preferred Stock not issued or which have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series and shall be available for subsequent issuance.

Section 18.            No Sinking Fund.  Shares of Series L Preferred Stock are not subject to the operation of a sinking fund.

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